Exhibit 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Christopher V. Vitale
(609) 716-8200

AMREP ANNOUNCES RETIREMENT OF CFO PETE PIZZA;

CLIFFORD MARTIN NAMED AS SUCCESSOR

Princeton, New Jersey, April 28, 2016 - AMREP Corporation (NYSE:AXR) today announced that Pete Pizza will retire as Chief Financial Officer of AMREP effective April 30, 2016. Consistent with the Company’s succession planning, Clifford Martin, currently AMREP’s Treasurer and Director of Accounting, will assume the role of Chief Financial Officer of AMREP as of May 1, 2016, which is the beginning of the Company’s 2017 fiscal year.

Mr. Pizza has been AMREP’s Vice President and Chief Financial Officer since 2001 and was Vice President and Controller from 1997 to 2001. Mr. Martin has been AMREP’s Director of Accounting since 2006 and Treasurer since 2012. Mr. Pizza is expected to continue as an employee of AMREP through the end of the first quarter of fiscal 2017 to ensure a smooth transition of responsibilities.

“Pete has been an important part of AMREP since he joined the Company as Controller in 1995, and on behalf of the Board and all the employees, I want to thank him for his service to the Company and wish him well in retirement,” said Edward B. Cloues, II, Chairman of AMREP. “I am pleased to also announce Cliff’s promotion and expanded role as AMREP’s next CFO. We look forward to a seamless transition and to Cliff being a strong and effective leader of our financial function.”

“I am very proud of what we have accomplished at AMREP and am thankful to have spent 21 years with the Company,” said Mr. Pizza. “I wish Ed, Cliff and the rest of the team continued success.”

About AMREP – AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Fulfillment Services business operated by Palm Coast Data LLC and its subsidiary provide subscription fulfillment and related services to publishers and others, and its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area.

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